EXHIBIT 99.1

INDEPENDENT ACCOUNTANT’S REPORT

Board of Directors

Sistersville Bancorp, Inc.

We have reviewed the accompanying consolidated balance sheet of Sistersville Bancorp, Inc. and subsidiary as of September 30, 2003, and the related consolidated statements of cash flows for the six-month periods ended September 30, 2003 and 2002, and the consolidated statements of income and comprehensive income for the six-and three-month periods ended September 30, 2003 and 2002. These financial statements are the responsibility of the Company’s management.

We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with auditing standards generally accepted in the United States of America, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying financial statements for them to be in conformity with accounting principles generally accepted in the United States of America.

We have previously audited, in accordance with accounting principles generally accepted in the United States of America, the consolidated balance sheet as of March 31, 2003, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows for the year then ended (not presented herein); and in our report dated April 17, 2003, we expressed an unqualified opinion on those consolidated financial statements.

/s/ S. R. SNODGRASS, A.C.

Wheeling, West Virginia

November 10, 2003